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                                                                  Exhibit (d)(3)




                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of August 3, 2000 (the "Agreement"), between Burns International Services Corporation, a Delaware corporation (the "Grantor"), and Securitas AB, a joint stock company organized under the laws of Sweden (the "Grantee").

                              W I T N E S S E T H:

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Grantor, the Grantee and Securitas Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of the Grantee ("Purchaser"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Purchaser of a tender offer (the "Offer") for all of the issued and outstanding Common Stock, par value $.01 per share of the Company (the "Company Common Shares") including the associated rights to purchase Series A Participating Cumulative Preferred Stock, at a price per share equal to the Per Share Amount (as defined in the Merger Agreement), and (ii) the subsequent merger of Purchaser with and into the Grantor (the "Merger");

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Grantee and Purchaser have requested that the Grantor grant to the Grantee an option to purchase up to the full number of Option Shares (as defined below), upon the terms and subject to the conditions herein; and

     WHEREAS, in order to induce the Grantee and Purchaser to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

     Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Grantee and the Grantor hereby agree as follows:

     SECTION 1.  The Option; Exercise; Adjustments; Payment of Spread.
                 ----------------------------------------------------

     (a) Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to the number of Company Common Shares which represents 19.9% of all Company Common Shares which are issued and outstanding immediately prior to the exercise of the Option (the "Option Shares"), at a cash purchase price per Share equal to the Per Share Amount (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of an event described in Section 2(d) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act, as defined below), not later than ten
(10) business days and not earlier than three (3) business days following the date such notice is given for the closing of such purchase; provided that the Closing Date may be postponed in accordance with Section 3(a). In the event of any change in the number of issued and outstanding Company Common Shares by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the Company Common Shares which are issued and outstanding immediately prior to the exercise of the Option.

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than twenty
(20) business days and not earlier than ten (10) business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as the Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per Company Common Share paid or proposed to be paid by any person pursuant to a Takeover Proposal giving rise to an event described in Section 2(d) hereof (the "Alternative Purchase Price") or (y) the average of the closing prices of the Company Common Shares as of the end of the regular session on the NYSE Composite Tape for the five (5) trading days immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such property other than cash included in the Alternative Purchase Price. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of the Grantee's right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"). Notwithstanding anything else contained in this Agreement, the Grantor shall not be required to comply with the foregoing provisions of this Section 1(c) if such compliance would be restricted by the terms of the Amended and Restated Credit Agreement dated as of June 30, 1998 among the Grantor, the Lenders listed therein, Canadian Imperial Bank of Commerce, as documentation agent, NationsBank, N.A., as syndication agent, and Bankers Trust Company, as administrative agent, as amended; provided that, at the request of the Grantee, the Grantor will use its best efforts to request such lenders to waive such restrictions. Pending a determination from the lenders regarding a request from Grantor for such a waiver, all of Grantees rights under this Section 1(c) shall survive.

     SECTION 2.  Conditions to Delivery of Shares. The Grantor's obligation to
                 --------------------------------
deliver Shares upon exercise of the Option is subject only to the conditions that:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

     (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

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

     (c) Any approvals and consents required to be obtained prior to the delivery of the Shares under applicable foreign antitrust or competition laws shall have been obtained and be in full force and effect; and

     (d) (i) The Merger Agreement shall have become terminable under circumstances which would entitle the Grantee to receive the Termination Fee pursuant to the first sentence of Section 8.2(b) of the Merger Agreement or (ii) the Grantee shall have become entitled to receive the Termination Fee pursuant to the second sentence of Section 8.2(b) of the Merger Agreement.

     SECTION 3.  The Closing.
                 -----------

     (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 a.m., local time, at the offices of Dunnington, Bartholow & Miller LLP, 666 Third Avenue, New York, New York 10017, or, if the conditions set forth in Section 2(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date,
(i) in the event of a closing pursuant to Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) the Grantor will deliver to the Grantee cash in an amount determined pursuant to
Section 1(c) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     SECTION 4.  Representations and Warranties of the Grantor.  The Grantor
                 ---------------------------------------------
represents and warrants to the Grantee that the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option and paid for by the Grantee as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

     SECTION 5.  Representations and Warranties of the Grantee.  The Grantee
                 ---------------------------------------------
represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of the Grantee enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account for investment and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

     SECTION 6.  Listing of Shares; Filings; Governmental Consents.  Subject to
                 -------------------------------------------------
applicable law and the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE"), the Grantor will

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promptly file an application to list the Shares on the NYSE and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and obtain all approvals and consents required under applicable foreign antitrust and competition laws; provided, however, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

     SECTION 7.  Registration Rights.
                 -------------------

     (a) In the event that the Grantee shall desire to sell any of the Option Shares, and such sale requires, in the written opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Option Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Option Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned
transaction by the Company.   Grantee shall use its reasonable efforts to cause,
and shall use its reasonable efforts to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 3% of the then outstanding voting power of Grantor.

     (b) If the Company Common Shares are registered pursuant to the provisions of this Section 7, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Option Shares meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantee shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantee, and the underwriting fees and selling commissions applicable to the Company Common Shares sold by the Grantee, except that the Grantor shall pay the fees and disbursements of its counsel and accountants. The Grantor shall indemnify and hold harmless (i) the Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Exchange Act (collectively, the "Underwriters") ((i) and (ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Grantor by any Indemnified Party expressly for use or incorporation by reference therein.

     (c) The Grantee shall indemnify and hold harmless the Grantor, its affiliates, officers and directors and the Underwriters against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors or the Underwriters may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this Section, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee specifically for use or incorporation by reference therein.

     SECTION 8.  Other Restrictions.
                 ------------------

     (a) The Option Shares may not be sold, assigned, transferred, or otherwise disposed of by Grantee or any of its Affiliates except (i) in an underwritten public offering as provided in Section 7, (ii) to any purchaser who would not, to the knowledge of the Grantee after reasonable due inquiry, immediately following such sale, assignment, transfer or disposal, beneficially own more than 3% of the then outstanding voting power of the Grantor or (iii) pursuant to a bona fide third party tender offer or exchange offer (A) that has been approved or recommended by a majority of the members of the Board of Directors (which majority shall include a majority of directors who were directors as of the date hereof) or (B) if in the good faith judgment of the Grantee there is a reasonable possibility it would be, as a result of not tendering or exchanging, relegated to different consideration than would be available to those shareholders who did tender or exchange, taking into account any provisions thereof with respect to proration and any proposed second step or back-end transaction, provided in the case of this clause (B) that all conditions to such tender or exchange offer (other than the minimum tender or exchange condition) could reasonably be expected to be satisfied or waived at the scheduled expiration date for such offer even if the Grantee did not tender.

          (b) (x) If Grantee desires to transfer for value any or all of its Option Shares to any Person, Grantee shall, not less than 30 days prior to the anticipated closing of such transfer, provide the Grantor with written notice (an "Offer Notice") that the Grantee desires to effect such a transfer. The Offer Notice shall identify the number of Option Shares proposed to be transferred (the "Offered Shares"), the consideration at which a transfer is proposed to be made and all other material terms and conditions of the transfer.

               (y) The giving of an Offer Notice to the Grantor by the Grantee shall constitute an offer (the "Offer") by the Grantee to sell to the Grantor all such Offered Shares at the same price per share and for consideration consisting of (I) cash equal to the amount of cash proposed to be paid by the proposed transferee or (II) cash or non-cash consideration, if any, having an equivalent value with the non-cash consideration proposed to be paid by the proposed transferee. The determination of equivalent value required by the preceding sentence shall be made by a mutually agreed upon investment banking firm of national standing, whose fees shall be split equally between the Grantor and the Grantee. The Offer shall be irrevocable for thirty (30) days after receipt of such Offer Notice by the Grantor (the "Offer Period"). The Grantor shall have the right to accept such Offer in whole but not in part by written notice delivered to the Grantee prior to the expiration of the Offer Period. If the Grantor accepts the Offer, the Grantee shall transfer all such Offered Shares (free of all liens and encumbrances) to the Grantor within 20 days after the date such Offer is accepted by the Grantor, against delivery by the Grantor of the consideration payable to the Grantee as set forth in the Offer Notice; provided that if the transfer of such Offered Shares is subject to the expiration of any applicable statutory waiting period, the time period during which such transfer may be consummated shall be extended until the expiration of 5 days after such waiting period shall have expired.

               (z) If the Grantor declines to accept the Offer or does not respond to the Grantee prior to the expiration of the Offer Period, the Grantee may transfer all such Offered Shares to the proposed transferee in accordance with the terms of such transfer set forth in the Offer Notice; provided that such transfer must occur no later than 75 days after the date the Offer Notice was received by the Grantor or five days after the expiration of any statutory waiting period applicable to such transfer, whichever is later. If the Grantee does not consummate the transfer of such Offered Shares in accordance with the time limitations set forth above, the Grantee may not sell any such Offered Shares without repeating the procedures set forth in this Section 8(b).

     (c) In connection with any vote or action by written consent of the shareholders of the Grantor relating to any matter, Grantee shall vote or act by written consent with respect to (and to cause each of its Affiliates that beneficially own Shares to vote or act by written consent with respect to) any Option Shares beneficially owned by it, at Grantee's option, either (i) proportionately on the same basis as the other holders of Shares so vote or (ii) as recommended by the Board of Directors; provided that the Grantee shall be entitled to vote its Option Shares in its discretion (and not in such proportion or as so recommended) with respect to any transaction submitted to holders of Shares pursuant to which Option Shares beneficially owned by Grantee or any of its Affiliates will not be entitled to receive (or will not be permitted to elect to receive on an equitable basis with the Shares held by all other shareholders), in such transaction, the same consideration as Shares held by all other shareholders of the Grantor.

     (d) The Grantee covenants and agrees with the Grantor that, following the date that the Option becomes exercisable, it shall not, and shall cause each of its subsidiaries not to, directly or indirectly, acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any Shares, other than pursuant to any rights Grantee may have under the Option, the Merger Agreement, and the Stockholders' Agreement, or by way of stock dividends, stock reclassifications or other distributions or offerings made available to holders of Shares generally.

     SECTION 9.  Specific Performance.  The Grantor acknowledges that if the
                 --------------------
Grantor fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     SECTION 10.  Notice.  All notices and other communications given or made
                  ------
pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     (a)  If to the Grantee:

          Securitas AB
          Berkshire House
          Feltham Corporate Centre
          3 Maple Way
          Feltham
          Middlesex TW13 7AW
          United Kingdom

          Attention:  President
          Facsimile:  +44 208 867 0007

          With a copy to:

          Dunnington, Bartholow & Miller LLP
          Promenade Office Park
          4165 East Thousand Oaks Boulevard
          Suite 101
          Westlake Village, CA 91362-3810

          Attention:  Frederick W. London, Esq.
          Facsimile:  (805) 374-1132

     (b)  If to the Grantor:

          Burns International Services Corporation
          200 S. Michigan Avenue
          Chicago, IL  60604

          Attention:  General Counsel
          Facsimile:  (312) 322-8509

          With a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, NY 10017

          Attention:  Peter R. Douglas, Esq.
          Facsimile:  (212) 450-3336

     SECTION 11.  Expenses.  Except as otherwise expressly set forth herein or
                  --------
in the Merger Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 12.  Headings.  The headings contained in this Agreement are for
                  --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 13.  Severability. If any term or other provision of this Agreement
                  ------------
is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 14.  Entire Agreement; No Third-Party Beneficiaries.  This
                  ----------------------------------------------
Agreement and the Merger Agreement (including the other documents referred to therein) constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 15.  Assignment. Neither this Agreement, nor any right or
                  ----------
obligation hereunder, shall be assigned by operation of law or otherwise.

     SECTION 16.  Governing Law.  This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

     SECTION 17.  Amendment.  This Agreement may not be amended except by an
                  ---------
instrument in writing signed by the parties hereto.

     SECTION 18.  Waiver.  Any party hereto may (a) extend the time for the
                  ------
performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 19.  Counterparts.  This Agreement may be executed in one or more
                  ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but both of which shall constitute one and the same agreement.

     SECTION 20.  Termination. The right to exercise the Option granted pursuant
                  -----------
to this Agreement shall, subject to the provisions of Section 3(a), terminate at the earlier of (i) the Effective Time and (ii) thirty (30) days after the date on which an event described in Section 2(d) hereof occurs.

     All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

     SECTION 21.  Profit Limitation.  Notwithstanding any other provision of
                  -----------------
this Agreement, in no event shall the Grantee's Total Profit (as defined below) exceed $18 million and, if it otherwise would exceed such amount, the Grantee, at it sole election, shall either (a) reduce the number of Company Common Shares required to be delivered by the Grantor pursuant to the Stock Exercise Notice,
(b) deliver to the Grantor for cancellation Shares previously purchased by the Grantee, (c) reduce the cash payable to the Grantee pursuant to Section 1(c) hereof, (d) pay cash or other consideration to the Grantor or (e) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed $18 million after taking into account the foregoing actions.

     Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $18 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $18 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

     As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by the Grantee with respect to the Termination Fee, Expenses and pursuant to Section 1(c ) hereof and (ii) (x) the net cash amounts received by the Grantee from any sale of Shares (or any other securities into which such Shares are converted or exchanged) to any person unaffiliated with the Grantee within one year after the Closing Date, less (y) the Grantee's purchase price for such Shares.

     As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which the Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that the Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by the Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Company Common Shares as of the end of the regular session on the NYSE Composite Tape on the preceding trading day (less customary brokerage commissions).

     SECTION 22.  Public Announcements. So long as this Agreement is in effect,
                  --------------------
the Grantor and the Grantee shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transaction contemplated hereby and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement before such consultation, except as may be required by law, or by any national securities exchange or an interdealer quotation system designated by the National Association of Securities Dealers, Inc.

     IN WITNESS WHEREOF, the Grantor and the Grantee have caused this Agreement to be executed as of the date first written above.

                              BURNS INTERNATIONAL SERVICES
                              CORPORATION


                              By:     /s/ John Edwardson
                                  --------------------------------

                              Name:   John Edwardson
                              Title:  President and Chief Executive Officer


                              SECURITAS AB


                              By:     /s/ Thomas Berglund
                                  --------------------------------
                              Name:  Thomas Berglund
                              Title: President and Chief Executive Officer